EXHIBIT 99.1

Eagle Bancorp Montana Earns $537,000 in Fourth Quarter; Increases Regular Quarterly Cash Dividend

HELENA, Mont., July 22, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the stock holding company of American Federal Savings Bank, today reported it earned $537,000, or $0.14 per diluted share, for the fourth fiscal quarter ended June 30, 2010, compared to $905,000, or $0.20 per diluted share, for the fourth quarter a year ago. For the fiscal year, net income was $2.4 million, or $0.54 per diluted share, compared to $2.4 million, or $0.52 per diluted share, in fiscal 2009. All per share data has been adjusted to reflect the April 5, 2010 stock conversion.

The Company also announced its board of directors has increased its quarterly cash dividend 2.3% to $0.07 per share, to be paid August 27, 2010 to shareholders of record on August 6, 2010.

"Our underlying business performance for the quarter was strong and reflects continued operating improvements in the bank," stated Pete Johnson, President and Chief Executive Officer. "Substantial deposit growth and continued changes in the mix of our funding costs resulted in an expansion of our net interest income by 8.0% during the quarter compared to the fourth quarter a year ago. Our ongoing improvements continued to enhance our positive operating earnings. We are also delighted that our recent stock offering was so well received by our stockholders, customers and community."

Fourth Quarter 2010 Highlights

  Completed second-step conversion and successful stock offering.
  Net income was $537,000, or $0.14 per diluted share.
  Net interest margin was 3.42%.
  Total deposits increased by 5.7% compared to a year ago with core deposits up 12.0%.
  The efficiency ratio was 76.6% for the quarter.
  Nonperforming loans totaled $2.4 million, or 1.42% of total loans.
  Capital ratios remain strong with a Tier 1 leverage ratio of 17.3%.
  Increased regular quarterly cash dividend 2.3% to $0.07 per share.

On April 5, 2010, the Company completed its second-step conversion from the partially-public mutual holding company structure to the fully publicly-owned stock holding company structure.   As part of that transaction it also completed a related stock offering.  Following the conversion and offering, Eagle Bancorp Montana became the stock holding company for American Federal Savings Bank, and both Eagle Financial MHC and Eagle Bancorp ceased to exist.  The Company sold a total of 2,464,274 shares of common stock at a purchase price of $10.00 per share in the offering for gross proceeds of $24.6 million.  Concurrent with the completion of the offering, shares of Eagle Bancorp common stock owned by the public were exchanged.  Stockholders of Eagle Bancorp received 3.800 shares of the Eagle Bancorp Montana's common stock for each share of Eagle Bancorp common stock that they owned immediately prior to completion of the transaction.

Balance Sheet Results

Total assets were $325.7 million at June 30, 2010, compared with $289.7 million at June 30, 2009. Net loans were $169.5 million at fiscal year-end compared with $167.2 million a year ago.

The Company has historically emphasized real estate lending and over 88% of the portfolio is secured by real estate, both residential and commercial.  "The total loan portfolio showed modest growth year over year, despite a decline in residential mortgage lending," said Johnson.  "We continue to work on our strategy of diversifying our loan portfolio away from residential real estate and towards a focus in commercial and commercial real estate loans."  Residential mortgage loans decreased 7.8% from the prior year to $73.0 million, while commercial loans increased 25.3% to $9.5 million and commercial real estate loans increased 13.5% to $41.7 million compared to the prior year end.

Total deposits increased 5.7% to $197.9 million at June 30, 2010 compared to $187.2 million a year earlier.  Checking and money market accounts represent 41.5 % of total deposits, savings accounts make up 15.6 % of total deposits, and CDs comprise 42.9% of the total deposit portfolio.  "We have been proactive with our marketing activities over the past year and have been successful gathering new accounts," said Johnson.  "People are responding to our home-town banking approach, and we are benefiting from the increasing movement of money to local community banks.  We are well-known in our communities, and new and existing customers are looking to develop and build solid relationships with us.  With the support of the members of our communities, we are making a positive impact in our markets."

Due principally to the recent stock offering and conversion, shareholder equity at June 30, 2010 increased 88.7% to $52.4 million, compared to $27.8 million a year ago.  Book value per share was $12.84 per share at June 30, 2010 compared to $6.80 per share (on a converted basis) at June 30, 2009.

Credit Quality

Nonperforming assets (NPAs), consisting of nonperforming loans, other real estate owned (OREO) and other repossessed assets, and loans delinquent 90 days or more, increased to $3.0 million, or  0.94 % of total assets, at June 30, 2010, from $2.4 million , or 0.77% of total assets in the preceding quarter, and $1.2 million, or 0.43% of assets a year ago.  "Our numbers compare very favorably to our peers* as reported by SNL Securities, a leading database of information of the banking industry. The average level of NPAs to total assets was 5.45% for the six thrifts in our region at the end of March," said Clint Morrison, SVP and CFO.

Nonperforming loans (NPLs) were $2.4 million, or 1.43% of total loans at June 30, 2010, compared to $1.8 million, or 1.06% of total loans, three months earlier, and $1.2 million, or 0.74% of total loans, a year ago.  "At the end of June, the majority of our nonperforming loans were centered in land development credits, and we are working with our borrowers to reach a satisfactory resolution," added Morrison.

The allowance for loan losses totaled 0.64% of total loans at June 30, 2010, compared to 0.49% of total loans at March 31, 2010, and 0.31% of total loans a year ago.

Operating Results

Net interest income before the provision for loan losses, a basic measure of bank profitability, was $2.5 million in the fourth quarter of 2010, compared to $2.3 million in the fourth quarter a year ago.  For the fiscal year net interest income increased 6.2% to $9.8 million, compared to $9.2 million in fiscal 2009.

Noninterest income was $873,000 for the fourth quarter of 2010, compared to $1.5 million in the fourth quarter a year ago.  The decrease was primarily due to the $645,000 decrease in net gain on sale of loans to $301,000 in the fourth quarter of 2010 from $946,000 in the fourth quarter a year ago.  For the year, noninterest income was $3.6 million, up 19.8% from $3.0 million in fiscal 2009.

Eagle's net interest margin for the fourth quarter was 3.42% compared to 3.60% in the preceding quarter. For the year the net interest margin was 3.52%, which was unchanged from fiscal 2009.

Noninterest expense was $2.4 million for the fourth quarter of fiscal 2010, unchanged from the fourth quarter a year ago. For the fiscal year, noninterest expense increased to $9.2 million compared to $8.6 million for fiscal 2009, reflecting increased staffing needs and overhead costs associated with the opening of the Skyway branch in Helena, Montana in January 2009 and the Oak Street branch in Bozeman, Montana in October 2009.

"During the quarter we completed our preparation for complying with certain provisions of the Sarbanes Oxley Act, which was a great achievement," said Morrison.  "While the current regulatory reform bill would allow a company our size to be exempt from this reporting, we still had to prepare for it in the event that the regulatory reform bill does not pass.  As a result, legal accounting and examination fees increased during the fiscal year compared to the same period a year ago."

Eagle's return on average equity (ROAE) was 9.44% and 4.36% for the full year and fourth quarter respectively.  Its return on average assets (ROAA) was 0.78% and 0.66% for the full year and fourth quarter respectively.  Its six regional peers* (as defined by SNL) produced a medium average ROE and ROA for the quarter ended March 31, 2010 of 0.4% and -0.02% respectively.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 17.3 % at June 30, 2010.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana.  It has additional branches in Butte, Bozeman and Townsend.  Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc.  Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

*SNL regional peer group of thrifts with total assets of less than $1 billion include HOME (ID), BYFC (CA), FPTB (CA), KFED (CA), RVSB (WA) and TSBK (WA).

Forward Looking Statements –

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential."  These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.  These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations.  Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Audited)
	June 30, 2010	March 31, 2010	June 30, 2009

Assets:
Cash and due from banks	$ 2,543	$ 1,403	$ 2,487
Interest-bearing deposits with banks	966	1,062	224
Federal funds sold	--	16,007	3,617
Total cash and cash equivalents	3,509	18,472	6,328
Securities available-for-sale, at market value	114,528	91,667	82,263
Securities held-to-maturity, at cost	125	125	375
Preferred stock-FASB ASC 825, at market value	--	--	25
FHLB stock, at cost	2,003	2,003	2,000
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	7,695	2,896	5,349

Loans:
Residential mortgage (1-4 family)	73,010	76,633	79,216
Commercial loans	9,452	9,726	7,541
Commercial real estate	41,677	38,244	36,713
Construction loans	7,016	8,055	4,642
Consumer loans	9,613	10,187	10,835
Home equity	29,795	29,650	28,676
Unearned loan fees	39	48	99
Total loans	170,602	172,543	167,722
Allowance for loan losses	(1,100)	(850)	(525)
Net loans	169,502	171,693	167,197
Accrued interest and dividends receivable	1,610	1,613	1,399
Mortgage servicing rights, net	2,337	2,332	2,208
Premises and equipment, net	15,848	16,009	13,761
Cash surrender value of life insurance	6,691	6,640	6,496
Real estate and other assets acquired in settlement of loans,
net of allowance for losses	619	620	--
Other assets	1,117	2,088	2,153
Total assets	$ 325,739	$ 316,313	$ 289,709

Liabilities:
Deposit accounts:
Noninterest bearing	18,376	17,325	15,002
Interest bearing	179,563	184,946	172,197
Total deposits	197,939	202,271	187,199
Accrued expense and other liabilities	2,989	2,848	2,507
Common stock orders in process	--	14,369	--
Federal funds purchased	--	--	--
FHLB advances and other borrowings	67,224	60,806	67,056
Subordinated debentures	5,155	5,155	5,155
Total liabilities	273,307	285,449	261,917

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized,
none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 authorized at June 30,2010;
9,000,000 authorized March 31, 2010 and June 30, 2009;
4,083,127 shares issued and outstanding at June 30, 2010;
1,223,572 shares issued; 1,074,507 and 1,076,072 outstanding
at March 31, 2010 and June 30, 2009, respectively)	41	12	12
Additional paid-in capital	22,104	4,614	4,564
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,889)	--	(18)
Treasury stock, at cost (0, 149,065, and 148,260 shares
at June 30, 2010, March 31, 2010 and June 30, 2009, respectively)	--	(5,056)	(5,034)
Retained earnings	30,652	30,394	28,850
Accumulated other comprehensive gain (loss)	1,524	900	(582)
Total shareholders' equity	52,432	30,864	27,792
Total liabilities and shareholders' equity	$ 325,739	$ 316,313	$ 289,709

Income Statement
(Dollars in thousands, except per share data) (Unaudited)	Three Months Ended			Twelve Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest and dividend Income:
Interest and fees on loans	$ 2,650	$ 2,719	$ 2,757	$ 10,857	$ 11,411
Securities available-for-sale	1,033	958	994	4,003	3,893
Securities held-to-maturity	2	2	5	11	20
Interest on deposits with banks	5	7	2	27	15
FHLB stock dividends	--	--	--	--	--
Total interest and dividend income	3,690	3,686	3,758	14,898	15,339
Interest Expense:
Interest expense on deposits	475	486	699	2,161	3,161
Advances and other borrowings	636	655	665	2,635	2,645
Subordinated debentures	75	75	75	300	300
Total interest expense	1,186	1,216	1,439	5,096	6,106
Net interest income	2,504	2,470	2,319	9,802	9,233
Provision for loan losses	259	214	151	715	257
Net interest income after provision for loan losses	2,245	2,256	2,168	9,087	8,976

Noninterest income:
Service charges on deposit accounts	194	171	195	765	745
Net gain on sale of loans	301	190	946	1,280	2,216
Mortgage loan servicing fees	200	187	221	770	628
Net gain on sale of available-for-sale securities	4	--	(3)	33	54
Net gain (loss) on preferred stock-FASB ASC 825	--	--	7	84	(1,296)
Other income	174	173	167	661	652
Total noninterest income	873	721	1,533	3,593	2,999

Noninterest expense:
Salaries and employee benefits	1,213	1,187	1,109	4,750	4,411
Occupancy and equipment expense	340	319	233	1,177	900
Data processing	108	110	92	407	370
Advertising	99	109	126	438	394
Amortization of mortgage servicing fees	122	102	220	487	598
Federal insurance premiums	79	65	237	275	307
Postage	32	25	42	144	151
Legal, accounting and examination fees	82	68	58	318	231
Consulting fees	39	33	32	170	114
ATM processing	20	20	17	69	62
Other	255	216	241	996	1,025
Total noninterest expense	2,389	2,254	2,407	9,231	8,563

Income before provision for income taxes	729	723	1,294	3,449	3,412
Provision for income taxes	192	244	389	1,035	1,024
Net income	$ 537	$ 479	$ 905	$ 2,414	$ 2,388

Basic earnings per share*	$ 0.14	$ 0.12	$ 0.22	$ 0.60	$ 0.59
Diluted Earnings per share*	$ 0.14	$ 0.10	$ 0.20	$ 0.54	$ 0.52
Weighted average shares
outstanding (basic EPS)*	3,900,352	4,083,127	4,074,556	4,035,183	4,074,556
Weighted average shares
outstanding (diluted EPS)*	3,925,251	4,649,574	4,637,944	4,465,961	4,637,944

* calculated on a converted basis using 3.8 to 1 exchange ratio

Financial Ratios and Other Data
(Dollars in thousands, except per share data) (Unaudited)
	June 30, 2010	March 31, 2010	June 30, 2009
Asset Quality:
Nonaccrual loans, net	$ 2,402	$ 588	$ 990
Loans 90 days past due	29	1,234	251
Restructured loans	--	--	--
Total nonperforming loans	2,431	1,822	1,241
Other real estate owned and other repossessed assets	618	620	--
Total nonperforming assets	$ 3,049	$ 2,442	$ 1,241
Nonperforming loans / portfolio loans	1.42%	1.06%	0.74%
Nonperforming assets / assets	0.94%	0.77%	0.43%
Allowance for loan losses / portfolio loans	64.48%	49.26%	31.30%
Allowance / nonperforming loans	45.25%	46.65%	42.30%
Gross loan charge-offs for the quarter	$ 10	$ 65	$ 27
Gross loan recoveries for the quarter	$ 1	$ 1	$ 2
Net loan charge-offs for the quarter	$ 9	$ 64	$ 25
Net Loan charge-offs year-to-date

Capital Data (At quarter end):
Book value per share	$ 12.84	$ 7.56	$ 6.80
Shares outstanding	4,083,127	1,074,507	1,075,312

Profitability Ratios (For the quarter):
Efficiency ratio*	76.62%	75.71%	65.04%
Return on average assets	0.66%	0.63%	0.84%
Return on average equity	4.36%	6.23%	8.94%

Profitability Ratios (Year-to-date):
Efficiency ratio *	71.21%	66.40%	70.72%
Return on average assets	0.79%	0.77%	0.81%
Return on average equity	6.84%	6.90%	7.50%

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
CONTACT:  Eagle Bancorp Montana, Inc.
          Peter J. Johnson, President and CEO
           (406) 457-4006
          Clint J. Morrison, SVP and CFO
           (406) 457-4007